EXHIBIT 10.13


                             CONTRACT OF EMPLOYMENT


Between the undersigned,

- Cartis International  Limited
Address: Cartis Center - Old Road Moka Road - Bell Village Republic Of Mauritius represented by Mr Herve GALLION, Chairman and CEO, having all capacities to negotiate the present contract

On the one hand,

and

- Mr Cyril Heitzler
domicilied: 97, coastal road - BLACK ROCKS. REPUBLIC OF MAURITIUS, of french nationality on the other hand,

He was agreed what follows:


Offer of Employment

CARTIS International Ltd offers to hire Mr Cyril HEITZLER, effective as of the 8/1/1999, under the terms and conditions indicated hereafter, and under the conditions of satisfactory results of the medical examination.

Mr Cyril HEITZLER, who accepts this offer of employment, formally declares that he is not tied by any other employment contract.


Trial period

This contract, without defined duration, will become fully effective at the end of a three months trial period.


Responsibilities



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Mr Cyril HEITZLER will exercice the functions of Executive Vive President, under the authority and within the framework of the instructions given by the Chairman & CEO.


Remuneration

In remuneration of his services, Mr Cyril HEITZLER will receive monthly wages of 15,000.00 FF.

Also, as discussed duting the latest meeting, Mr Cyril HEITZLER will receive a company car and a housing allowance of 4,300 FF.


Place of work

Mr Cyril HEITZLER' s main place of work will be at the headquarters of CARTIS International in Mauritius. Temporary assignments may be necessary in each country and sites where CARTIS International is established or wishes to be established.


Paid vacations

Mr Cyril HEITZLER will benefit from the allowance of paid vacations as specified by law. The timing of these vacations is determined by mutual agreement between Management and Mr. Cyril HEITZLER, taking into account the requirements of the job.


Clause of confidentiality

Mr Cyril HEITZLER covenants not to communicate to anyone, inside as well as outside of the Company, for the duration of this contract and beyond, any of the information regarding the activities of the Company, of which he would have been appraised in the exercise of his duties.

This confidentiality agreement covers in particular all the technical documents, drawings, studies, projects and achievements, and in a general way, all the industrial know-how to which Mr Cyril HEITZLER will have access, within the framework of its professional activity at the Company.

Upon termination of employment in the Company, Mr Cyril HEITZLER will have to return all the documents that would have been entrusted to him or that he would have generated in the performance of his duties. In general, all technology and know-how relating to the activity for which he was employed, which are specific to CARTIS International or related companies, to the extent that he would have knowledge of them, could not be used by him in another company, nor benefit any other company, existing or future.




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Conditions for execution of the contract

Mr Cyril HEITZLER commits to observe the work instructions that could be given to him. He will also be responsible to communicate these instructions to his subordinates and ensure their implementation.

Mr Cyril HEITZLER will have to inform the Company of any change in the personal information given at the time of his hiring (addresses, family circumstances, etc.).


Drafted in double originals,  in Bell Village, on 8/1/99



/s/  Cyril Heitzler                                /s/  Herve Gallion
                                                   President



Signature preceded by the handwritten mention

" read and approved "